Exhibit 99.1

NOG Announces Record First Quarter 2022 Results and Updates Guidance

QUARTERLY HIGHLIGHTS

•Record first quarter production of 71,255 Boe per day (60% oil), up 85% from the first quarter of 2021
•First quarter GAAP cash flow from operations of $154.0 million. Excluding changes in net working capital, cash flow from operations was $235.0 million, up 49% sequentially from the fourth quarter of 2021
•Total capital expenditures of $85.6 million during the first quarter, excluding closing of previously-announced Veritas acquisition on January 27, 2022
•Record Free Cash Flow of $146.0 million during the first quarter, up 106% sequentially from the fourth quarter of 2021. See “Non-GAAP Financial Measures” below
•Updated 2022 guidance includes increased annual production and improved oil pricing differentials

SHAREHOLDER RETURN HIGHLIGHTS

•Board of Directors has increased authorizations for Preferred and Common Stock repurchases and additionally authorized new Senior Notes repurchase program
•Retired $36.3 million of Preferred Stock during the first quarter, and an additional $3.7 million in April 2022, for a total of $40.0 million year-to-date
•Declared $0.19 per share dividend for the second quarter of 2022, up 36% sequentially from the first quarter
•Management plans to recommend to Board of Directors a $0.25 per share dividend for the third quarter of 2022, 14% higher than previous target and up 32% sequentially

MINNEAPOLIS (BUSINESS WIRE) - May 5, 2022 - Northern Oil and Gas, Inc. (NYSE: NOG) (“NOG”) today announced the company’s first quarter results and provided updated 2022 guidance.

MANAGEMENT COMMENTS

“Our accretive acquisitions of high quality properties over the last year are translating into record results,” commented Nick O’Grady, NOG’s Chief Executive Officer. “Record Adjusted EBITDA, Free Cash Flow and production were all achieved in the first quarter as our new properties have been integrated and are performing well. Our execution continues to prove the superiority of our low leverage, diversified working interest model. We also continue to de-risk the enterprise, allowing us to grow shareholder returns at an increasing pace.”

FIRST QUARTER FINANCIAL RESULTS

Oil and natural gas sales for the first quarter were $456.5 million, up 37% over the fourth quarter of 2021. First quarter GAAP net loss, inclusive of a $384.2 million non-cash mark-to-market loss on derivatives, was $206.6 million or $2.69 per diluted share. First quarter Adjusted Net Income was $138.9 million or $1.58 per diluted share, up 49% from the fourth quarter of 2021. Adjusted EBITDA in the first quarter was $256.6 million, up 46% from the fourth quarter of 2021. See “Non-GAAP Financial Measures” below.

PRODUCTION

First quarter production was 71,255 Boe per day, an 11% increase from the fourth quarter of 2021 and an 85% increase from the first quarter of 2021. Oil represented 60% of total production in the first quarter. Oil production was 42,489 Bbl per day, a 12% increase over the fourth quarter of 2021 and a 45% increase over the first quarter of 2021. NOG had 10.6 net wells turned in-line during the first quarter, compared to 6.7 net wells turned in-line in the first quarter of 2021. Production continues to benefit from increased AFE activity across our 252,345 net acre position, with net AFE activity having increased 62% sequentially in the fourth quarter of 2021 and now 40% in the first quarter of 2022. NOG’s Permian production made up approximately 20% of volumes in the first quarter, reflecting a partial quarter impact from the Veritas acquisition, and is expected to continue to increase throughout 2022.

PRICING

During the first quarter, NYMEX West Texas Intermediate (“WTI”) crude oil averaged $95.17 per Bbl, and NYMEX natural gas at Henry Hub averaged $4.63 per million cubic feet (“Mcf”). NOG’s unhedged net realized oil price in the first quarter was

$91.19, representing a $3.98 differential to WTI prices. NOG’s unhedged net realized gas price in the first quarter was $6.94 per Mcf, representing approximately 150% realizations compared with Henry Hub pricing.

OPERATING COSTS

Lease operating costs were $54.5 million in the first quarter of 2022, or $8.50 per Boe, down slightly on a per unit basis compared to the fourth quarter of 2021 and at the low end of guidance. The decrease in unit costs was driven primarily by increased lower-cost Permian production, modestly offset by processing costs associated with strong NGL prices. First quarter general and administrative (“G&A”) costs totaled $13.8 million or $2.15 per Boe. This includes $6.8 million of legal and transaction expenses primarily in connection with the closing of the Veritas acquisition and $1.4 million of non-cash stock-based compensation. NOG’s cash G&A costs excluding these amounts totaled $5.5 million or $0.86 per Boe in the first quarter, down substantially from $1.20 per Boe in the prior quarter.

CAPITAL EXPENDITURES AND ACQUISITIONS

Capital spending for the first quarter, excluding the Veritas acquisition, was $85.6 million. Spending was made up of $76.2 million of total drilling and completion (“D&C”) capital on organic and ground game assets, and $9.4 million of ground game acquisition spending and other items. NOG spending was in line with internal expectations, despite some pull-forward of activity in March.

NOG’s Williston Basin spending made up 60% of the total capital expenditures for the quarter, the Permian made up 35%, the Marcellus made up 4% and other items made up 1%. On the ground game acquisition front, NOG closed on 10 transactions during the first quarter totaling 1.3 net wells, 326 net mineral acres, and 73 net royalty acres (standardized to a 1/8 royalty interest).

VERITAS ACQUISITION CLOSING

NOG closed the Veritas acquisition on January 27, 2022, with a combination of cash and equity warrants. Total estimated consideration included $390.9 million in cash (which included a $40.7 million deposit paid at signing in November 2021), and approximately 1.94 million common stock warrants with a $28.30 per share exercise price. The closing consideration is net of preliminary and customary purchase price adjustments and remains subject to final post-closing settlement between NOG and Veritas.

LIQUIDITY AND CAPITAL RESOURCES

NOG had total liquidity of $382.3 million as of March 31, 2022, consisting of cash of $3.3 million, and $379.0 million of committed borrowing availability under the revolving credit facility.

As of March 31, 2022, NOG’s total debt was $1.1 billion, up $316 million since December 31, 2021. The change in debt was driven by the cash outlay for the Veritas closing, offset by substantial repayments on NOG’s revolving credit facility driven by internal free cash flow.

STOCKHOLDER RETURNS

On January 31, 2022, NOG’s Board of Directors declared a regular quarterly cash dividend for NOG’s common stock of $0.14 per share for stockholders of record as of March 30, 2022, which was paid on April 29, 2022. This represented a 75% increase from the prior quarter.

On May 3, 2022, NOG’s Board of Directors declared a regular quarterly cash dividend for NOG’s common stock of $0.19 per share for stockholders of record as of June 29, 2022, which will be paid on July 29, 2022. This represents a 36% increase from the prior quarter. Additionally, NOG’s Board increased authorized repurchase programs for both Preferred and Common Stock. The common stock repurchase authorization has increased to $150.0 million, from $68.1 million previously. The Board also authorized a Senior Unsecured Notes repurchase program.

In the first quarter of 2022, NOG repurchased $36.3 million of liquidation preference value of its 6.500% Series A Perpetual Cumulative Convertible Preferred Stock from holders. In April 2022, NOG repurchased an additional $3.7 million, for a total year-to-date of $40.0 million liquidation preference value. The current total remaining outstanding face value of Preferred Stock is $181.9 million, down from $221.9 million at December 31, 2021. These repurchases are expected to reduce NOG’s annual preferred dividend payments by $2.6 million and additionally reduce NOG’s diluted common stock share count by approximately 1.8 million shares, based on the current conversion ratio.

2022 FULL YEAR GUIDANCE
(all forecasts are provided on a 2-stream production basis)

	Prior	Current
Annual Production (Boe per day)	70,000 - 75,000	71,000 - 76,000
Oil as a Percentage of Sales Volumes	59.5 - 61.5%	59.5 - 61.5%
Net Wells Added to Production	48 - 52	48 - 52
Total Capital Expenditures (in millions)	$350 - $415	$350 - $415

Operating Expenses and Differentials:	Prior	Current
Production Expenses (per Boe)	$8.50 - $8.85	$8.50 - $8.85
Production Taxes (as a percentage of Oil & Gas Sales)	8% - 9%	8% - 9%
Average Differential to NYMEX WTI (per Bbl)	($5.75) - ($6.25)	($5.25) - ($6.00)
Average Realization as a Percentage of NYMEX Henry Hub (per Mcf)	100% - 110%	100% - 110%

	Prior	Current
General and Administrative Expense (per Boe):
Cash (excluding transaction costs on non-budgeted acquisitions)	$0.80 - $0.85	$0.80 - $0.85
Non-Cash	$0.20 - $0.30	$0.20 - $0.30

FIRST QUARTER 2022 RESULTS

The following tables set forth selected operating and financial data for the periods indicated.

	Three Months Ended March 31,
	2022	2021	% Change
Net Production:
Oil (Bbl)	3,824,022	2,630,178	45%
Natural Gas and NGLs (Mcf)	15,533,638	4,964,263	213%
Total (Boe)	6,412,962	3,457,555	85%

Average Daily Production:
Oil (Bbl)	42,489	29,224	45%
Natural Gas and NGLs (Mcf)	172,596	55,158	213%
Total (Boe)	71,255	38,417	85%

Average Sales Prices:
Oil (per Bbl)	$91.19	$51.57	77%
Effect of Gain (Loss) on Settled Oil Derivatives on Average Price (per Bbl)	(26.10)	(2.32)
Oil Net of Settled Oil Derivatives (per Bbl)	65.09	49.25	32%

Natural Gas and NGLs (per Mcf)	6.94	4.37	59%
Effect of Gain (Loss) on Settled Natural Gas Derivatives on Average Price (per Mcf)	(0.93)	(0.24)
Natural Gas and NGLs Net of Settled Natural Gas Derivatives (per Mcf)	6.01	4.13	46%

Realized Price on a Boe Basis Excluding Settled Commodity Derivatives	71.18	45.50	56%
Effect of Gain (Loss) on Settled Commodity Derivatives on Average Price (per Boe)	(16.40)	(2.11)
Realized Price on a Boe Basis Including Settled Commodity Derivatives	54.78	43.39	26%

Costs and Expenses (per Boe):
Production Expenses	$8.50	$9.92	(14)%
Production Taxes	5.40	3.89	39%
General and Administrative Expenses	2.15	1.96	10%
Depletion, Depreciation, Amortization and Accretion	8.29	9.03	(8)%

Net Producing Wells at Period End	726.7	482.3	51%

HEDGING

NOG hedges portions of its expected production volumes to increase the predictability of its cash flow and to help maintain a strong financial position. The following table summarizes NOG’s open crude oil commodity derivative swap contracts scheduled to settle after March 31, 2022.

Crude Oil Commodity Derivative Swaps(1)
Contract Period	Volume (Bbls)	Volume (Bbls/Day)	Weighted Average Price (per Bbl)
2022:
Q2	2,598,000	28,549	$60.80
Q3	2,668,000	29,000	$61.43
Q4	2,626,600	28,550	$62.20
2023:
Q1	1,631,250	18,125	$71.09
Q2	1,510,600	16,600	$73.50
Q3	1,170,700	12,725	$75.94
Q4	1,113,200	12,100	$74.73
2024:
Q1	555,100	6,100	$77.90
Q2	552,825	6,075	$76.67
Q3	556,600	6,050	$75.17
Q4	184,000	2,000	$66.76
_____________
(1)This table does not include volumes subject to swaptions and call options, which are crude oil derivative contracts NOG has entered into which may increase swapped volumes at the option of NOG’s counterparties. This table also does not include basis swaps. For additional information, see Note 11 to our financial statements included in our Form 10-Q filed with the SEC for the quarter ended March 31, 2022.

The following table summarizes NOG’s open natural gas commodity derivative swap contracts scheduled to settle after March 31, 2022.

Natural Gas Commodity Derivative Swaps(1)
Contract Period	Gas (MMBTU)	Volume (MMBTU/Day)	Weighted Average Price (per Mcf)
2022:
Q2	8,645,000	95,000	$3.11
Q3	9,660,000	105,000	$3.17
Q4	10,740,000	116,739	$3.38
2023:
Q1	6,300,000	70,000	$4.05
Q2	2,730,000	30,000	$3.96
Q3	2,760,000	30,000	$4.00
Q4	2,760,000	30,000	$4.12
2024:
Q1	637,000	7,000	$3.22
Q2	637,000	7,000	$3.22
Q3	644,000	7,000	$3.22
Q4	644,000	7,000	$3.22

_____________
(1)This table does not include volumes subject to collars. This table also does not include basis swaps. For additional information, see Note 11 to our financial statements included in our Form 10-Q filed with the SEC for the quarter ended March 31, 2022.

The following table presents NOG’s settlements on commodity derivative instruments and unsettled gains and losses on open commodity derivative instruments for the periods presented, which is included in the revenue section of NOG’s statement of operations:

	Three Months Ended March 31,
(In thousands)	2022	2021
Cash Received (Paid) on Derivatives:	$(105,161)	$(7,297)
Non-Cash Gain (Loss) on Derivatives:	(384,227)	(128,638)
Gain (Loss) on Derivative Instruments, Net	$(489,388)	$(135,935)

CAPITAL EXPENDITURES & DRILLING ACTIVITY

(In millions, except for net well data)	Three Months Ended March 31, 2022
Capital Expenditures Incurred:
Organic Drilling and Development Capital Expenditures	$71.7
Ground Game Drilling and Development Capital Expenditures	$4.4
Ground Game Acquisition Capital Expenditures	$7.2
Other	$2.3
Non-Budgeted Acquisitions	$403.2

Net Wells Added to Production	10.6

Net Producing Wells (Period-End)	726.7

Net Wells in Process (Period-End)	49.1
Increase in Wells in Process over Prior Period	6.5

Weighted Average Gross AFE for Wells Elected to	$7.0

FIRST QUARTER 2022 EARNINGS RELEASE CONFERENCE CALL

In conjunction with NOG’s release of its financial and operating results, investors, analysts and other interested parties are invited to listen to a conference call with management on Friday, May 6, 2022 at 10:00 a.m. Central Time.

Those wishing to listen to the conference call may do so via webcast or phone as follows:

Webcast: https://themediaframe.com/mediaframe/webcast.html?webcastid=9YUHLv41
Dial-In Number: (866) 373-3407 (US/Canada) and (412) 902-1037 (International)
Conference ID: 13729487 - Northern Oil and Gas, Inc. First Quarter 2022 Earnings Call
Replay Dial-In Number: (877) 660-6853 (US/Canada) and (201) 612-7415 (International)
Replay Access Code: 13729487 - Replay will be available through May 13, 2022

UPCOMING CONFERENCE SCHEDULE

•Wells Fargo Energy Conference - Dallas - June 1-2, 2022
•RBC Equity Conference - NYC - June 8, 2022

ABOUT NORTHERN OIL AND GAS

NOG is a company with a primary strategy of investing in non-operated minority working and mineral interests in oil & gas properties, with a core area of focus in the premier basins within the United States. More information about NOG can be found at www.northernoil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this release regarding NOG’s dividend plans and practices, financial position, operating and financial performance, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future production and sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond NOG’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in NOG’s capitalization, changes in crude oil and natural gas prices; the pace of drilling and completions activity on NOG’s properties and properties pending acquisition; NOG’s ability to acquire additional development opportunities; potential or pending acquisition transactions; NOG’s ability to consummate pending acquisitions, and the anticipated timing of such consummation; the projected capital efficiency savings and other operating efficiencies and synergies resulting from NOG’s acquisition transactions; integration and benefits of property acquisitions, or the effects of such acquisitions on NOG’s cash position and levels of indebtedness; changes in NOG’s reserves estimates or the value thereof; disruptions to NOG’s business due to acquisitions and other significant transactions; infrastructure constraints and related factors affecting NOG’s properties; ongoing legal disputes over and potential shutdown of the Dakota Access Pipeline; the COVID-19 pandemic and its related economic repercussions and effect on the oil and natural gas industry; general economic or industry conditions, nationally and/or in the communities in which NOG conducts business; changes in the interest rate environment, legislation or regulatory requirements; conditions of the securities markets; NOG’s ability to raise or access capital; changes in accounting principles, policies or guidelines; and financial or political instability, health-related epidemics, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting NOG’s operations, products and prices.

NOG has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond NOG’s control. NOG does not undertake any duty to update or revise any forward-looking statements, except as may be required by the federal securities laws.

CONTACT:

Mike Kelly, CFA
Chief Strategy Officer
952-476-9800
mkelly@northernoil.com

CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended March 31,
(In thousands, except share and per share data)	2022	2021
Revenues
Oil and Gas Sales	$456,458	$157,332
Gain (Loss) on Commodity Derivatives, Net	(489,388)	(135,935)
Total Revenues	(32,930)	21,397

Operating Expenses
Production Expenses	54,540	34,312
Production Taxes	34,616	13,453
General and Administrative Expense	13,813	6,782
Depletion, Depreciation, Amortization and Accretion	53,185	31,221
Total Operating Expenses	156,154	85,768

Income (Loss) From Operations	(189,084)	(64,371)

Other Income (Expense)
Interest Expense, Net of Capitalization	(17,977)	(13,510)
Gain on Unsettled Interest Rate Derivatives, Net	1,290	240
Loss on Extinguishment of Debt, Net	—	(12,594)
Contingent Consideration Gain (Loss)	—	(125)
Other Income (Expense)	—	3
Total Other Income (Expense)	(16,687)	(25,986)

Income (Loss) Before Income Taxes	(205,771)	(90,357)

Income Tax Provision (Benefit)	789	—

Net Loss	$(206,560)	$(90,357)

Cumulative Preferred Stock Dividend	(3,016)	(3,830)

Premium on Repurchase of Preferred Stock	(14,957)	—

Net Loss Attributable to Common Stockholders	$(224,533)	$(94,188)

Net Loss Per Common Share – Basic	$(2.92)	$(1.73)
Net Loss Per Common Share – Diluted	$(2.92)	$(1.73)
Weighted Average Common Shares Outstanding – Basic	76,922,543	54,538,099
Weighted Average Common Shares Outstanding – Diluted	76,922,543	54,538,099

CONDENSED BALANCE SHEETS

(In thousands, except par value and share data)	March 31, 2022	December 31, 2021
Assets	(Unaudited)
Current Assets:
Cash and Cash Equivalents	$3,335	$9,519
Accounts Receivable, Net	297,754	193,554
Advances to Operators	18,536	6,319
Prepaid Expenses and Other	2,111	3,417
Derivative Instruments	1,720	2,519
Total Current Assets	323,456	215,328

Property and Equipment:
Oil and Natural Gas Properties, Full Cost Method of Accounting
Proved	5,492,966	5,034,769
Unproved	55,606	24,998
Other Property and Equipment	2,732	2,616
Total Property and Equipment	5,551,304	5,062,383
Less – Accumulated Depreciation, Depletion and Impairment	(3,861,759)	(3,809,041)
Total Property and Equipment, Net	1,689,545	1,253,342

Derivative Instruments	483	1,863
Acquisition Deposit	—	40,650
Other Noncurrent Assets, Net	10,985	11,683

Total Assets	$2,024,469	$1,522,866

Liabilities and Stockholders' Equity (Deficit)
Current Liabilities:
Accounts Payable	$101,696	$65,464
Accrued Liabilities	137,593	105,590
Accrued Interest	5,519	20,498
Derivative Instruments	378,180	134,283
Other Current Liabilities	2,541	1,722
Total Current Liabilities	625,529	327,557

Long-term Debt, Net	1,119,500	803,437
Derivative Instruments	284,623	147,762
Asset Retirement Obligations	27,815	25,865
Other Noncurrent Liabilities	2,304	3,110

Total Liabilities	$2,059,771	$1,307,731

Commitments and Contingencies (Note 8)

Stockholders’ Equity (Deficit)
Preferred Stock, Par Value $.001; 5,000,000 Shares Authorized; 1,856,061 Series A Shares Outstanding at 3/31/2022 2,218,732 Series A Shares Outstanding at 12/31/2021	2	2
Common Stock, Par Value $.001; 135,000,000 Shares Authorized; 77,266,137 Shares Outstanding at 3/31/2022 77,341,921 Shares Outstanding at 12/31/2021	479	479

Additional Paid-In Capital	1,944,773	1,988,649
Retained Deficit	(1,980,556)	(1,773,996)
Total Stockholders’ Equity (Deficit)	(35,302)	215,135
Total Liabilities and Stockholders’ Equity (Deficit)	$2,024,469	$1,522,866

Non-GAAP Financial Measures

Adjusted Net Income, Adjusted EBITDA and Free Cash Flow are non-GAAP measures. NOG defines Adjusted Net Income (Loss) as net income (loss) excluding (i) (gain) loss on unsettled commodity derivatives, net of tax, (ii) (gain) loss on extinguishment of debt, net of tax, (iii) contingent consideration (gain) loss, net of tax, (iv) acquisition transaction costs, net of tax, and (v) (gain) loss on unsettled interest rate derivatives, net of tax. NOG defines Adjusted EBITDA as net income (loss) before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion, amortization and accretion, (iv) non-cash stock-based compensation expense, (v) (gain) loss on extinguishment of debt, (vi) contingent consideration (gain) loss, (vii) acquisition transaction costs, (viii) gain (loss) on unsettled interest rate derivatives, and (ix) (gain) loss on unsettled commodity derivatives. NOG defines Free Cash Flow as cash flows from operations before changes in working capital and other items, less (i) capital expenditures, excluding non-budgeted acquisitions and (ii) preferred stock dividends. A reconciliation of each of these measures to the most directly comparable GAAP measure is included below.

Management believes the use of these non-GAAP financial measures provides useful information to investors to gain an overall understanding of current financial performance. Management believes Adjusted Net Income and Adjusted EBITDA provide useful information to both management and investors by excluding certain expenses and unrealized commodity gains and losses that management believes are not indicative of NOG’s core operating results. Management believes that Free Cash Flow is useful to investors as a measure of a company’s ability to internally fund its budgeted capital expenditures, to service or incur additional debt, and to measure success in creating stockholder value. In addition, these non-GAAP financial measures are used by management for budgeting and forecasting as well as subsequently measuring NOG’s performance, and management believes it is providing investors with financial measures that most closely align to its internal measurement processes. The non-GAAP financial measures included herein may be defined differently than similar measures used by other companies and should not be considered an alternative to, or more meaningful than, the comparable GAAP measures. From time to time NOG provides forward-looking Free Cash Flow estimates or targets; however, NOG is unable to provide a quantitative reconciliation of the forward looking non-GAAP measure to its most directly comparable forward looking GAAP measure because management cannot reliably quantify certain of the necessary components of such forward looking GAAP measure. The reconciling items in future periods could be significant.

Reconciliation of Adjusted Net Income

	Three Months Ended March 31,
(In thousands, except share and per share data)	2022	2021
Income (Loss) Before Taxes	$(205,771)	$(90,357)
Add:
Impact of Selected Items:
Loss on Unsettled Commodity Derivatives	384,227	128,638
Loss on Extinguishment of Debt	—	12,594
Contingent Consideration (Gain) Loss	—	125
Acquisition Transaction Costs	6,848	2,511
Gain on Unsettled Interest Rate Derivatives	(1,290)	(240)
Adjusted Income Before Adjusted Income Tax Expense	184,014	53,270

Adjusted Income Tax Expense	(45,083)	(13,051)

Adjusted Net Income (non-GAAP)	$138,930	$40,219

Weighted Average Shares Outstanding – Basic	76,922,543	54,538,099
Weighted Average Shares Outstanding – Diluted	88,051,830	64,537,237

Income (Loss) Before Taxes Per Common Share – Basic	$(2.68)	$(1.66)
Add:
Impact of Selected Items	5.07	2.63
Impact of Income Tax	(0.58)	(0.23)
Adjusted Net Income Per Common Share – Basic	$1.81	$0.74

Income (Loss) Before Taxes Per Common Share – Diluted	$(2.34)	$(1.40)
Add:
Impact of Selected Items	4.43	2.23
Impact of Income Tax	(0.51)	(0.21)
Adjusted Net Income Per Common Share – Diluted	$1.58	$0.62
______________
(1)For the three months ended March 31, 2022 and March 31, 2021, this represents a tax impact using an estimated tax rate of 24.5%.

Reconciliation of Adjusted EBITDA

	Three Months Ended March 31,
(In thousands)	2022	2021
Net Income (Loss)	$(206,560)	$(90,357)
Add:
Interest Expense	17,978	13,510
Income Tax Provision (Benefit)	789	—
Depreciation, Depletion, Amortization and Accretion	53,185	31,221
Non-Cash Stock-Based Compensation	1,447	769
(Gain) Loss on Extinguishment of Debt	—	12,594
Contingent Consideration (Gain) Loss	—	125
Acquisition Transaction Costs	6,848	2,511
(Gain) Loss on Unsettled Interest Rate Derivatives	(1,290)	(240)
(Gain) Loss on Unsettled Commodity Derivatives	384,227	128,638
Adjusted EBITDA	$256,623	$98,770

Reconciliation of Free Cash Flow

Three Months Ended March 31,
(In thousands)	2022
Net Cash Provided by Operating Activities	$154,034
Exclude: Changes in Working Capital and Other Items	80,985
Less: Capital Expenditures (1)	(86,021)
Less: Series A Preferred Dividends	(3,016)
Free Cash Flow	$145,983
_______________
(1) Capital expenditures are calculated as follows:

Three Months Ended March 31,
(In thousands)	2022
Cash Paid for Capital Expenditures	$417,482
Less: Non-Budgeted Acquisitions	(344,264)
Plus: Change in Accrued Capital Expenditures and Other	12,802
Capital Expenditures	$86,021